EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports Third Quarter 2022 Financial Results

Data From CPI-818 T Cell Lymphoma Study Accepted for Presentation at the 64th ASH Annual Meeting and Exposition; Advancing CPI-818 Development for Autoimmune and Allergic Diseases

Initiation of a Phase 1b/2 Clinical Trial of Ciforadenant in First Line Renal Cell Cancer (RCC) in Partnership with Kidney Cancer Research Consortium (KCRC)

IND approved in China for Phase 1/1b Clinical Trial of Mupadolimab (Anti-CD73)

Conference Call Today at 4:30 p.m. ET / 1:30 p.m. PT

BURLINGAME, Calif., Nov. 03, 2022 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (Corvus or the Company) (Nasdaq: CRVS), a clinical-stage biopharmaceutical company, today provided a business update and reported financial results for the third quarter ended September 30, 2022.

"We anticipate several important milestones for all three of our clinical programs in the near-term, headlined by the continued advancement of CPI-818 for T cell lymphoma and the initiation of studies for CPI-818 in autoimmune disease,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “We look forward to sharing new data on CPI-818 at the ASH meeting in December, which will provide an update on its activity in patients with T cell lymphoma along with data on its effects on normal T cell function related to its potential in autoimmunity and allergy. CPI-818 continues to be well positioned as the most advanced program targeting ITK inhibition and we are increasingly confident in its biologic activity and potential broad applications in immune mediated diseases.”

“We also continue to advance ciforadenant, our adenosine 2a receptor inhibitor, with the recent initiation of a Phase 1b/2 clinical trial in first line renal cell cancer. This study is partnered with the Kidney Cancer Research Consortium and has the potential to provide near-term clinical data. Outside of the United States, our Chinese partner Angel Pharmaceuticals intends to initiate a Phase 1/1b trial evaluating mupadolimab as a monotherapy and together with pembrolizumab in patients with lung cancer and head and neck cancer. Altogether, our portfolio is positioned to deliver clinical results in multiple diseases in the coming year.”

Business Update and Strategy

CPI-818 (selective ITK inhibitor)
Corvus and Angel Pharmaceuticals are enrolling patients with relapsed T cell lymphomas (TCL) in a Phase 1/1b clinical trial evaluating single agent therapy with CPI-818. A 200 mg dose of CPI-818 given orally twice per day has been identified as the optimal dose and the companies are enrolling additional patients with TCL in a 200 mg dose cohort of the clinical trial. Angel Pharmaceuticals is responsible for all expenses related to conducting the clinical trial in China. Recent developments include:

  Monitoring of immune modulation of normal T cells as well as safety and anti-tumor activity are being assessed in the clinical trial, with new data to be presented at the 64th American Society of Hematology (ASH) Annual Meeting and Exposition in December 2022.
  As of July 22, 2022, 12 patients were enrolled in the 200 mg cohort and eight were evaluable for response. In this group, there was one complete response (CR) lasting 25 months; one nodal CR lasting 16 months; one partial response (PR) ongoing at two months follow up. Five patients had stable disease (SD), two of the patients with SD had been on treatment for approximately 12 weeks and continued on study. Two additional patients were on treatment and had not yet had their disease monitoring assessments. An additional patient in the 600 mg cohort also had a PR.
  Analysis of blood in four of four patients treated in the 200 mg cohort showed increases in Th1 cells compared to baseline and increases in terminally differentiated T effector memory cells; these are T cells that are antigen primed and capable of destroying tumor cells. Tumor biopsy from one patient taken during response demonstrated an increase in these cells in the tumor.
  Three of three patients in the 200 mg cohort with high baseline, pretreatment eosinophil counts demonstrated reductions in circulating eosinophils during treatment with CPI-818. Eosinophils are white blood cells that play a key role in allergic and autoimmune diseases, and they are often elevated in patients with TCL.

Corvus is also developing CPI-818 for autoimmune and allergic diseases and is preparing to initiate clinical trials for certain autoimmune diseases in the near term.

  CPI-818 has demonstrated activity in various animal models of autoimmunity including models of systemic lupus erythematosus, psoriasis, inflammatory bowel disease, lung fibrosis and graft versus host disease. Some of this research was presented at the annual meetings of the American Society of Hematology in 2020 and 2021.
  Corvus’ research and development team has been working to prioritize and prepare protocols for new CPI-818 clinical studies in autoimmune diseases, with the announcement of next clinical program anticipated in the near-term.

Ciforadenant (adenosine 2a receptor inhibitor) for first line renal cell cancer

  Corvus is collaborating with the KCRC in an open-label Phase 1b/2 clinical trial evaluating ciforadenant as a first line therapy for metastatic RCC in combination with ipilimumab (anti-CTLA-4) and nivolumab (anti-PD-1). The clinical trial is expected to enroll up to 60 patients and is intended to evaluate the potential for ciforadenant to generate increased complete responses and deep responses in the first line setting.
  The KCRC is comprised of a group of leading cancer centers in the United States led by investigators at The University of Texas MD Anderson Cancer Center. The trial design is based on Corvus’ preclinical research published in 2018 in Cancer Immunology Research that demonstrated impressive antitumor control and complete tumor elimination in several animal models using ciforadenant in combination with anti-CTLA-4 and anti-PD-1.

Mupadolimab (anti-CD73)

  In September 2022, the Center for Drug Evaluation of the China National Medical Products Administration approved an IND application to initiate a Phase 1/1b clinical trial with mupadolimab alone and together with pembrolizumab in patients with relapsed refractory non-small cell lung cancer and head and neck squamous cell cancers. Corvus anticipates that the study will be initiated by Angel Pharmaceuticals in the near-term.

R&D Conference Call and Webcast on December 12, 2022
The Company will host a conference call on Monday, December 12, 2022 from 4:30 – 5:30 pm ET to provide an overview of the CPI-818 data that will be presented at the ASH meeting, along with providing an update on the Company’s development programs. A webcast of the event will be available on the Corvus website at www.corvuspharma.com.

Financial Results
As of September 30, 2022, Corvus had cash, cash equivalents and marketable securities totaling $49.6 million. This compared to cash, cash equivalents and marketable securities of $69.5 million as of December 31, 2021. Consistent with last quarter, Corvus expects full year 2022 net cash used in operating activities to be between $27 million and $29 million, resulting in a projected cash balance of between $40.5 million and $42.5 million as of December 31, 2022. Based on its current plans, Corvus expects its cash to fund operations into early 2024.

Research and development expenses for the three months ended September 30, 2022 totaled $10.4 million compared to $7.0 million for the same period in 2021. The increase of $3.4 million was primarily related to a $5.5 million increase in drug manufacturing costs, which was partially offset by a $2.2 million reduction in clinical trial costs.

The net loss for the three months ended September 30, 2022 was $14.8 million compared to a net loss of $10.7 million for the same period in 2021. Total stock compensation expense for the three months ended September 30, 2022 was $0.7 million compared to $1.1 million for the same period in 2021 and the non-cash loss from the Company’s equity method investment in Angel Pharmaceuticals was $2.7 million for the three months ended September 30, 2022 compared to $1.7 million in the same period in 2021.

Conference Call Details
Corvus will host a conference call and webcast today, Thursday, November 3, 2022, at 4:30 p.m. ET (1:30 p.m. PT), during which time management will provide a business update and discuss the third quarter 2022 financial results. The conference call can be accessed by dialing 1-844-825-9789 (toll-free domestic) or 1-412-317-5180 (international) and using the conference ID 10170960. The live webcast may be accessed via the investor relations section of the Corvus website. A replay of the webcast will be available on Corvus' website for 90 days.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company. Corvus’ lead product candidate is CPI-818, an investigational, oral, small molecule drug that selectively inhibited ITK in preclinical studies and is in a multicenter Phase 1/1b clinical trial in patients with several types of T cell lymphomas. Corvus is also developing CPI-818 for treatment of autoimmune and allergic diseases. Its second clinical program, ciforadenant (CPI-444), is an oral, small molecule inhibitor of the A2A receptor that is in an open-label Phase 1b/2 clinical trial. Its third clinical program, mupadolimab (CPI-006), is a humanized monoclonal antibody directed against CD73 that has exhibited immunomodulatory activity and activation of immune cells in preclinical and clinical studies. For more information, visit www.corvuspharma.com.

About CPI-818
CPI-818 is an investigational small molecule drug given orally that has selectively inhibited ITK (interleukin-2-inducible T cell kinase) in preclinical studies. It was designed to block malignant T cell growth and to modulate immune responses. ITK, an enzyme, is expressed predominantly in T-cells and plays a role in T cell and natural killer (NK) cell lymphomas and leukemias, as well as in normal immune function. ITK controls the differentiation of T cells into various T cell subsets that function in destruction of pathogens, cancer cells and in inflammation. Recent clinical data in T cell lymphomas suggests that CPI-818 has the potential to control differentiation of T helper cells and enhance immune responses to tumors. Interference with ITK signaling also can modulate immune responses to various antigens. Optimal doses of CPI-818 have been shown to affect T cell differentiation and induce the generation of Th1 helper cells while blocking the development of Th2 cells. Th1 T cells are required for immunity to tumors, viral infections and other infectious diseases. Th2 helper T cells are involved in the pathogenesis of many autoimmune and allergic diseases. The immunologic effects of CPI-818 lead to what is known as Th1 skewing and is made possible by the high selectivity of the drug for ITK.   The Company believes the inhibition of specific molecular targets in T cells may be of therapeutic benefit for patients with T cell lymphomas and leukemias and in patients with autoimmune and allergic diseases. The Company is conducting a Phase 1/1b trial in patients with refractory T cell lymphomas that was designed to select the optimal dose of CPI-818 and evaluate its safety, PK, target occupancy, immunologic effects, biomarkers and efficacy. Interim data from the Phase 1/1b clinical trial of CPI-818 for T cell lymphoma demonstrated tumor responses in very advanced, refractory, difficult to treat T cell malignancies, and identified a dose that maximally affects T helper cell differentiation.

About Ciforadenant
Ciforadenant (CPI-444) is an investigational small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. Adenosine, a metabolite of ATP (adenosine triphosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2A receptor present on immune cells and block their activity.

About Mupadolimab
Mupadolimab (CPI-006) is an investigational, potent humanized monoclonal antibody that is designed to react with a specific site on CD73. In preclinical studies, it has demonstrated immunomodulatory activity resulting in activation of lymphocytes, induction of antibody production from B cells and effects on lymphocyte trafficking. While there are other anti-CD73 antibodies and small molecules in development for treatment of cancer, such agents react with a different region of CD73. Mupadolimab is designed to react with a region of the molecule that acts to stimulate B cells and block production of immunosuppressive adenosine. Mupadolimab is being studied in combination with pembrolizumab in a Phase 1b/2 clinical trial in patients with advanced head and neck cancers and in patients with NSCLC that have failed chemotherapy and anti-PD(L)1 therapy. It is postulated that the activation of B cells will enhance immunity within the tumors of these patients, leading to improved clinical outcomes.

About Angel Pharmaceuticals
Angel Pharmaceuticals is a privately held biopharmaceutical company developing a pipeline of precisely targeted investigational medicines for cancer, autoimmune, infectious and other serious diseases in China. Angel Pharmaceuticals was launched through strategic collaboration with U.S.-based Corvus and investments from Zhejiang Puissance Capital, Hisun Pharmaceuticals, Tigermed and funds associated with Betta Pharmaceuticals. Corvus owns a 49.7% equity stake in Angel, excluding 7% of Angel’s equity reserved for issuance under the Angel ESOP.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of CPI-818, ciforadenant and mupadolimab; the Company’s ability and its partners’ ability, as well as the timing thereof, to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company and Angel’s Phase 1/1b clinical trials of CPI-818, the Company’s planned clinical development of CPI-818 for autoimmune diseases, the Company and KCRC’s Phase 1b/2 clinical trial of ciforadenant, as well as Angel Pharmaceutical’s planned Phase 1/1b clinical trial of mupadolimab; the timing of the availability and announcement of clinical data and certain other product development milestones, including the timing of results in the Phase 1/1b clinical trial for CPI-818 and initial results in the Phase 1b/2 clinical trial for ciforadenant; the expected trial design and number of patients enrolled in the Company’s upcoming planned clinical trials; and the estimated amount of net cash used in operating activities for 2022, the Company’s estimated cash balance as of December 31, 2022 and its ability to fund operations into early 2024. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the Securities and Exchange Commission on or about the date hereof, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of CPI-818, ciforadenant and mupadolimab; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; regulatory developments in the United States, and other foreign countries; regulatory developments in the United States, and other foreign countries; the costs of clinical trials may exceed expectations; the ability of third-parties to successfully conduct the Company’s clinical trials in a timely manner; the Company’s ability to accurately estimate the amount of net cash used in operating activities for 2022 and cash on hand providing funding into early 2024 and the Company’s ability to raise additional capital. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The Company’s results for the quarter ended September 30, 2022 are not necessarily indicative of its operating results for any future periods.

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Operating expenses:
Research and development	$10,365	$6,991	$20,388	$24,327
General and administrative	2,108	2,056	6,511	7,493
Total operating expenses	12,473	9,047	26,899	31,820
Loss from operations	(12,473)	(9,047)	(26,899)	(31,820)
Interest income and other expense, net	225	(11)	336	(7)
Sublease income - related party	147	94	439	94
Loss from equity method investment	(2,730)	(1,709)	(5,367)	(2,272)
Net loss	$(14,831)	$(10,673)	$(31,491)	$(34,005)
Net loss per share, basic and diluted	$(0.32)	$(0.24)	$(0.68)	$(0.84)
Shares used to compute net loss per share, basic and diluted	46,553,511	43,947,004	46,553,511	40,270,954

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2022	2021
	(unaudited)
Assets
Cash, cash equivalents and marketable securities	$49,617	$69,451
Operating lease right-of-use asset	2,467	3,190
Other assets	2,350	2,548
Investment in Angel Pharmaceuticals	25,914	34,266
Total assets	$80,348	$109,455
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities	$12,797	$8,646
Operating lease liability	2,870	3,647
Stockholders' equity	64,681	97,162
Total liabilities and stockholders' equity	$80,348	$109,455

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
Real Chemistry
+1-949-903-4750
sseapy@realchemistry.com